Exhibit 99.2

TRI-STATE PAVING & SEALCOATING, LLC

Balance Sheets

	March 31,	March 31,
	2022	2021
Assets
Current Assets
Cash and cash equivalents	$1,336,933	$1,379,285
Accounts Receivable-Trade	264,787	415,693
Other Receivables	406,618	-
Prepaid expenses and other	247,767	228,343
Total Current Assets	2,256,105	2,023,321

Property, Plant, and Equipment, at cost	7,500,537	7,165,572
less Accumulated Depreciation	(3,719,110)	(3,437,420)
	3,781,427	3,728,152
Total Assets	$6,037,532	$5,751,473

Liabilities and Stockholders' Equity

Current Liabilities
Current Maturities of Long Term Debt	$318,679	$598,661
Accounts Payable	250,334	171,201
Accrued Expenses and other Current Liabilities	261,115	129,132
Total Current Liabilities	830,128	898,994

Long Term Debt, Non-current Portion	857,290	1,554,610

Total Liabilities	1,687,418	2,453,604

Stockholders' Equity
Retained Earnings	4,350,114	3,297,869
Total Stockholders' Equity	4,350,114	3,297,869

Total Liabilities & Stockholders' Equity	$6,037,532	$5,751,473

TRI-STATE PAVING & SEALCOATING, LLC

Statements of Income

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2022	2021
Total Revenue	$1,458,479	$1,039,211

Cost of Revenues	1,549,438	1,219,574

Gross loss	(90,959)	(180,363)

Selling and administrative expenses	494,758	405,871

Loss from operations	(585,717)	(586,234)

Other income (expense)
Gain on sale of equipment	9,595	45,403

Net loss	$(576,122)	$(540,832)